Exhibit 99.1

SCBT Financial Corporation Reports Higher First Quarter Earnings

HIGHLIGHTS:
--First quarter earnings
Net income of $5.2 million - Up 8.9%
Diluted EPS of $0.56 - Up 8.0%
Total assets of $2.2 billion - Up 10.2%
--Increases in earning assets and noninterest income contributed to higher earnings

COLUMBIA, S.C.—April 17, 2007—SCBT Financial Corporation (NASDAQ: SCBT), the holding company for South Carolina Bank and Trust, N.A. and South Carolina Bank and Trust of the Piedmont, N.A., reported consolidated net income up 8.9% from the first quarter of 2006. The Company today released its unaudited results of operations and other financial information for the three-month period ended March 31, 2007.

First Quarter 2007 Results of Operations

Please refer to the accompanying tables for detailed comparative data on results of operations and financial results.

The Company reported consolidated net income of $5.2 million, or $0.56 per diluted share, for the three months ended March 31, 2007 compared to consolidated net income of $4.8 million, or $0.52 per diluted share, for the first quarter of 2006. The Company’s diluted cash earnings per share, which omits the effect of amortization expense related to intangibles that are deducted from regulatory capital, were $0.58 and $0.54 for the first quarter of 2007 and 2006, respectively. The Company’s primary bank subsidiary, South Carolina Bank and Trust, reported $5.0 million of the total Company consolidated net income.

Robert R. Hill, Jr., CEO of SCBT Financial Corporation commented, “We were pleased with the performance in the first quarter. We believe 2007 will be a more challenging year for our industry, and we continue to remain focused on lowering our cost of funds, increasing yields on our loans, and maintaining our very strong credit quality. While we have continued to experience some margin compression, we believe some of the pressures have diminished and our net interest margin may level or possibly expand somewhat in the later quarters of this year. Especially during times of net interest margin compression, we also rely on other sources of revenue in addition to our net interest income. We’re pleased that we were able to grow noninterest income by 20.8% compared to the same quarter a year ago. Additionally, we continue to concentrate our branch presence in certain markets. In March, we moved from a loan production office to a full-service branch location in Myrtle Beach, SC, and we are preparing to open full-service offices in Charleston in April and Lexington this summer. We are already absorbing many of the expenses associated with these additional offices. Finally, there has been much discussion about sub-prime mortgage credit problems in our industry. We have virtually no participation in this business segment and do not believe this problem is an issue for SCBT. Our credit quality remains very strong.”

During the first quarter of 2007, the Company’s total assets increased to $2.2 billion, a 10.2% increase over the first quarter of 2006. The growth in total assets was supported by growth in average total deposits of $179.4 million, an increase of 11.9% over the average in the first quarter of 2006. Average earning assets for the quarter increased by $235.6 million, or 13.0%, compared to the average for the comparable period in 2006, which includes average investment securities during the first quarter of $214.2 million, or 13.3% higher than the balance in 2006.

The Company’s annualized return on average assets for the first quarter was slightly down at 0.96% compared to 0.99% for the first quarter of 2006; however, in the linked-quarter comparison annualized return on average assets increased from 0.88%. Total shareholders' equity at quarter end was $166.6 million, an increase of 9.8% from the first quarter of 2006. The Company’s total shareholders’ equity was impacted by a decrease in accumulated other comprehensive income resulting from the implementation in the fourth quarter 2006 of a new accounting pronouncement for defined benefit pension and other postretirement plans. Annualized return on average equity for the quarter was 12.87%, down slightly from 12.95% for the first quarter of 2006. Annualized return on average tangible equity for the first quarter decreased to 16.45% from 17.06% for the comparable period in the prior year; however, there was an increase from 14.93% from the linked-quarter comparison.

Loans and Deposits

The Company grew total loans 11.3% since the first quarter of 2006, an increase driven largely by continued growth in commercial real estate. Commercial real estate loans totaled $853.9 million at quarter-end, a 2.2% increase from the previous linked quarter in 2006 and a 21.3% increase from the comparable period in 2006. Total loans outstanding were $1.8 billion at March 31, 2007 compared to $1.6 billion for the comparable period in 2006. The balance of mortgage loans held for sale increased $10.6 million from the previous linked quarter to $33.9 million.

Deposit growth remained strong in a quarter-to-quarter comparison to 2006, driven largely by growth in certificates of deposit. Total deposits outstanding at the end of the first quarter were $1.7 billion, an increase of $121.0 million, or 7.6%, compared to the first quarter in the prior year. When compared to the previous linked quarter, total deposits outstanding increased $9.7 million, or 0.6%; savings account deposit levels increased $17.4 million, or 22.6%; and certificates of deposits decreased $31.4 million, or 4.0%. Interest-bearing transaction account deposits remained similar to the balances for the linked quarter comparison. Noninterest bearing deposits grew $16.3 million, or 6.4%, to $273.0 million from the previous linked quarter.

Net Interest Income and Margin

Non-taxable equivalent net interest income (before provision for loan losses) was $19.7 million for the first quarter of 2007, up 7.1% from $18.4 million in the comparable period last year. The tax-equivalent net interest margin decreased 21 basis points from the first quarter of 2006 to 3.94% and decreased 3 basis points from the previous linked quarter in 2006. John C. Pollok, senior executive vice president and CFO of SCBT Financial Corporation added, “We’re beginning to see a slowing in the secular trend in net interest margin compression. The flat to slightly inverted yield curve has had a damping affect on net interest spreads. While we had a 50 basis point increase in average yield from the comparable quarter in 2006, the increase in non-taxable equivalent net interest income was still mainly volume driven. Our interest-bearing liabilities grew slower than interest-earning assets; however, we experienced an 83 basis point increase in our cost of funds, which continued to compress net interest margin. Despite the difficult rate environment, we are making notable progress in 2007 and have slightly exceeded our earnings estimates.”

Noninterest Income and Expense

Noninterest income was $7.3 million in the first quarter of 2007, up from $6.0 million in the comparable period in 2006. This increase included a $523,000, or 47.5%, increase in secondary market mortgage fees; a $198,000, or 25.4%, increase in bankcard services income; a $267,000, or 8.5%, increase in service charges on deposit accounts; and a $124,000, or 23.0%, increase in other service charges, commissions, and fees. The increase in other service charges, commissions, and fees was driven by a $129,000 increase in the cash surrender value of bank owned life insurance. Additionally, investment services income increased 21.5% and trust fees increased 48.8% from the comparable period in 2006.

Noninterest expense was $18.6 million in the first quarter of 2007, up from $16.4 million in the comparable period in 2006. The increase was driven by a $1.1 million, or 11.3%, increase in salaries and employee benefits expense driven by sales volume incentives paid to employees and organic growth in the banks. Furniture and equipment expense increased $140,000, or 12.1%, compared to the first quarter in 2006. Business development and staff related expense increased $149,000, or 34.2%. Advertising and public relations expense declined by $208,000, or 30%, compared to the prior year’s first quarter. The Company has decided to decrease advertising spending in order to reduce cost and has implemented other methods to generate new business. Property and sales tax increased $94,000, or 74.1%, compared to the first quarter in 2006. The increase in noninterest expense also reflects a $588,000, or 59.2%, increase in other expense from the comparative quarter in 2006, including a write-off of interest receivable on mortgages held for sale.

Asset Quality

Management continues to remain focused on the banks’ asset quality. At March 31, 2007, nonperforming loans totaled $3.9 million, representing 0.22% of period-end loans. Other real estate owned at the end of the first quarter was $525,000, a decrease from $597,000 in the previous linked quarter. The allowance for loan losses at March 31, 2007 was $23.0 million and represented 1.29% of total loans. The current allowance for loan losses provides 5.81 times coverage of period-end nonperforming loans and approximately 11.41 times coverage of first quarter annualized net charge-offs. In the first quarter, net charge-offs were $495,000, or an annualized 0.11% of average loans. This quarter’s annualized net charge-offs as a percentage of average loans are comparable to the 0.10% in the comparable period of 2006. As a result of smaller loan growth, the provision for loan losses for this quarter was $782,000 compared to $1.1 million in the comparable period last year and $1.6 million in the immediately preceding quarter. The provision continues to reflect management’s close attention to asset quality and to the aforementioned level of loan growth throughout the quarter. (The loan data above does not include mortgage loans held for sale.)

SCBT Financial Corporation is a multi-bank holding company whose subsidiaries are South Carolina Bank and Trust, N.A. and South Carolina Bank and Trust of the Piedmont, N.A. The Mortgage Banc, Inc. is a wholly owned subsidiary of South Carolina Bank and Trust, N.A. Through these subsidiaries, SCBT Financial Corporation operates 45 financial centers in 16 South Carolina counties, and has served South Carolinians for more than 73 years. The Company offers a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans. SCBT Financial Corporation's common stock is traded on the NASDAQ Global Select MarketSM under the symbol “SCBT.”

For additional information, please visit our website at www.SCBTonline.com.

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; and (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions.

SCBT Financial Corporation
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,		%
EARNINGS SUMMARY (non tax equivalent)	2007	2006	Change
Interest income	$36,246	$29,850	21.4%
Interest expense	16,566	11,467	44.5%
Net interest income	19,680	18,383	7.1%
Provision for loan losses (1)	782	1,146	-31.8%
Noninterest income	7,293	6,035	20.8%
Noninterest expense	18,577	16,369	13.5%
Earnings before income taxes	7,614	6,903	10.3%
Provision for income taxes	2,404	2,117	13.6%
Net earnings	$5,210	$4,786	8.9%

Basic weighted average shares	9,177,481	9,103,473	0.8%
Diluted weighted average shares	9,276,896	9,204,052	0.8%

Earnings per share - Basic (a)	$0.568	$0.526	8.0%
Earnings per share - Diluted (a)	$0.562	$0.520	8.0%

Cash earnings per share - Basic (a) (b)	$0.582	$0.541	7.6%
Cash earnings per share - Diluted (a) (b)	$0.575	$0.535	7.6%

Cash dividends declared per common share	$0.170	$0.170	0.0%
Dividend payout ratio	31.20%	36.09%	-13.5%

(a) Earnings per share data above have been retroactively adjusted to give effect to a 5% common stock dividend paid on March 23, 2007 to shareholders of record on March 9, 2007.

(b) Cash earnings per share excludes the effect on earnings of amortization expense related to intangibles (not including software) that are a deduction from regulatory capital. The cash earnings per share calculation excludes amortization expense of $127,000 and $136,000 for the three months ended March 31, 2007 and 2006, respectively. Management believes that this non-GAAP financial measure provides additional useful information, particularly in light of higher intangible balances caused by SCBT's merger and acquisition activities in 2005.

	AVERAGE for Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
BALANCE SHEET HIGHLIGHTS	2007	2006	2006	2006	2006
Mortgage loans held for sale	$23,164	$22,005	$21,631	$23,255	$14,639
Total loans (1)	1,766,128	1,720,546	1,661,679	1,634,556	1,569,016
Total investment securities	214,229	214,603	212,367	205,347	189,157
Intangible assets	35,688	35,794	35,926	35,995	36,105
Earning assets	2,051,044	1,982,495	1,913,849	1,879,432	1,815,479
Total assets	2,205,449	2,134,262	2,065,415	2,035,142	1,969,982
Noninterest bearing deposits	265,711	268,176	272,089	270,158	254,969
Interest bearing deposits	1,424,702	1,419,082	1,339,414	1,314,586	1,256,057
Total deposits	1,690,413	1,687,258	1,611,503	1,584,744	1,511,026
Fed funds purchased & repo	206,450	147,907	142,777	147,753	158,067
Other borrowings	127,240	121,588	140,779	136,788	140,082
Shareholders' equity	164,147	162,272	157,117	153,416	149,905

	AVERAGE for Three Months Ended		%
	March 31,	March 31,
BALANCE SHEET HIGHLIGHTS	2007	2006	Change
Mortgage loans held for sale	$23,164	$14,639	58.2%
Total loans (1)	1,766,128	1,569,016	12.6%
Total investment securities	214,229	189,157	13.3%
Intangible assets	35,688	36,105	-1.2%
Earning assets	2,051,044	1,815,478	13.0%
Total assets	2,205,449	1,969,982	12.0%
Noninterest bearing deposits	265,711	254,969	4.2%
Interest bearing deposits	1,424,702	1,256,057	13.4%
Total deposits	1,690,413	1,511,026	11.9%
Fed funds purchased & repo	206,450	158,067	30.6%
Other borrowings	127,240	140,082	-9.2%
Shareholders' equity	164,147	149,905	9.5%

	ENDING Balance
	March 31,	December 31,	September 30,	June 30,	March 31,
BALANCE SHEET HIGHLIGHTS	2007	2006	2006	2006	2006
Mortgage loans held for sale	$33,868	$23,236	$22,624	$29,602	$24,193
Total loans (1)	1,783,337	1,760,830	1,682,217	1,646,174	1,601,718
Total investment securities	219,785	210,391	212,606	211,039	200,460
Intangible assets	35,622	35,749	35,880	36,012	36,045
Allowance for loan losses (1)	(22,955)	(22,668)	(21,675)	(21,214)	(20,797)
Premises and equipment	49,718	48,904	47,969	47,057	44,518
Total assets	2,242,500	2,178,413	2,119,050	2,070,927	2,034,193
Noninterest bearing deposits	273,054	256,717	273,329	275,180	267,834
Interest bearing deposits	1,443,345	1,449,998	1,384,087	1,348,059	1,327,606
Total deposits	1,716,399	1,706,715	1,657,416	1,623,239	1,595,440
Fed funds purchased & repo	201,407	203,105	147,955	140,283	139,347
Other borrowings	140,399	90,416	140,457	141,724	135,240
Total liabilities	2,075,900	2,016,525	1,958,719	1,916,409	1,882,428
Shareholders' equity	166,600	161,888	160,331	154,518	151,765

Actual # shares outstanding	9,182,181	8,719,146	8,705,416	8,685,774	8,672,570

SCBT Financial Corporation
(Unaudited)
(Dollars in thousands, except per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
NONPERFORMING ASSETS (ENDING balance)	2007	2006	2006	2006	2006
Nonaccrual loans	$2,821	$3,567	$2,558	$3,200	$3,199
Other real estate owned	525	597	363	249	321
Accruing loans past due 90 days or more	1,127	1,039	1,557	1,008	603
Total nonperforming assets	$4,473	$5,203	$4,478	$4,457	$4,123

Total nonperforming assets as a
percentage of total loans and OREO (1)	0.25%	0.30%	0.27%	0.27%	0.26%

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
ALLOWANCE FOR LOAN LOSSES (1)	2007	2006	2006	2006	2006
Balance at beginning of period	$22,668	$21,675	$21,214	$20,797	$20,025
Loans charged off	(498)	(563)	(493)	(1,097)	(311)
Overdrafts charged off	(231)	(269)	(295)	(225)	(186)
Loan recoveries	109	203	117	150	99
Overdraft recoveries	125	70	84	67	24
Net (charge-offs) recoveries	(495)	(559)	(587)	(1,105)	(374)
Provision for loan losses	782	1,552	1,048	1,522	1,146
Balance at end of period	22,955	22,668	21,675	21,214	20,797

Allowance for loan losses as a
percentage of total loans (1)	1.29%	1.29%	1.29%	1.29%	1.30%
Allowance for loan losses as a
percentage of nonperforming loans	581.41%	492.14%	526.74%	504.13%	546.99%
Net charge-offs as a percentage of
average loans (annualized) (1)	0.11%	0.13%	0.14%	0.27%	0.10%
Provision for loan losses as a percentage
of average total loans (annualized) (1)	0.18%	0.36%	0.25%	0.37%	0.30%

	March 31,		March 31,
LOAN PORTFOLIO (ENDING balance) (1)	2007	% of Total	2006	% of Total
Commercial	$197,077	11.05%	$177,499	11.08%
Consumer	129,890	7.28%	128,077	7.99%
Real estate:
Commercial	853,899	47.88%	703,942	43.95%
Consumer residential mortgage	232,922	13.06%	234,213	14.62%
Consumer construction and development	195,860	10.99%	192,963	12.05%
Firstline	141,788	7.95%	143,480	8.96%
Overdrafts	1,269	0.07%	1,138	0.07%
Other loans	30,652	1.72%	20,481	1.28%
Total loans (gross) (1)	1,783,357	100.00%	1,601,793	100.00%
Unearned income	(20)		(75)
Total loans (net of unearned income) (1)	$1,783,337		$1,601,718

Mortgage loans held for sale	$33,868		$24,193

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
SELECTED RATIOS	2007	2006	2006	2006	2006

Return on average assets (annualized)	0.96%	0.88%	1.01%	0.99%	0.99%

Return on average equity (annualized)	12.87%	11.63%	13.28%	13.07%	12.95%

Return on average tangible equity (annualized)	16.45%	14.93%	17.22%	17.08%	17.06%

Net interest margin (tax equivalent)	3.94%	3.97%	4.14%	4.21%	4.15%

Efficiency ratio (tax equivalent)	68.31%	65.13%	65.88%	63.44%	66.49%

End of period book value per common share	$18.14	$18.57	$18.42	$17.79	$17.50

End of period tangible book value per common share	$14.26	$14.47	$14.30	$13.64	$13.34

End of period # shares	9,182,181	8,719,146	8,705,416	8,685,774	8,672,570

End of period Equity-to-Assets	7.43%	7.43%	7.57%	7.46%	7.46%

End of period Tangible Equity-to-Tangible Assets	5.93%	5.89%	5.97%	5.82%	5.79%

SCBT Financial Corporation
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2007			March 31, 2006
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$47,523	$619	5.28%	$42,667	$534	5.08%
Investment securities (taxable)	187,258	2,317	5.02%	164,922	1,850	4.55%
Investment securities (tax-exempt)	26,971	329	4.95%	24,235	292	4.89%
Mortgage loans held for sale	23,164	340	5.95%	14,639	184	5.10%
Loans (1)	1,766,128	32,641	7.50%	1,569,016	26,990	6.98%
Total Interest-earning assets	2,051,044	36,246	7.17%	1,815,479	29,850	6.67%

Noninterest-Earning Assets:
Cash and due from banks	47,997			63,715
Other assets	129,119			111,062
Allowance for loan losses	(22,711)			(20,274)
Total noninterest-earning assets	154,405			154,503

Total Assets	$2,205,449			$1,969,982

Interest-Bearing Liabilities:
Transaction and money market accounts	$567,787	$3,011	2.15%	$541,968	$2,122	1.59%
Savings deposits	80,712	190	0.95%	77,070	122	0.64%
Certificates and other time deposits	776,203	9,291	4.85%	637,019	5,921	3.77%
Federal funds purchased and repo.	206,450	2,305	4.53%	158,067	1,483	3.80%
Other borrowings	127,240	1,769	5.64%	140,082	1,819	5.27%
Total interest-bearing liabilities	1,758,392	16,566	3.82%	1,554,206	11,467	2.99%

Noninterest-Bearing Liabilities:
Demand deposits	265,711			254,969
Other liabilities	17,199			10,902
Total noninterest-bearing liabilities ("Non-IBL")	282,910			265,871
Shareholders' equity	164,147			149,905
Total Non-IBL and shareholders' equity	447,057			415,776

Total liabilities and shareholders' equity	$2,205,449			$1,969,982

Net interest income and margin (NON-TAX EQUIV.)		$19,680	3.89%		$18,383	4.11%
Net interest margin (TAX EQUIVALENT)			3.94%			4.15%

SCBT Financial Corporation
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,		%
NONINTEREST INCOME & EXPENSE	2007	2006	Change
Noninterest income:
Service charges on deposit accounts	$3,404	$3,137	8.5%
Secondary market mortgage fees	1,625	1,102	47.5%
Bankcard services income	977	779	25.4%
Investment services income	385	317	21.5%
Trust fees	238	160	48.8%
Other service charges, commissions, fees	664	540	23.0%
Total noninterest income	$7,293	$6,035	20.8%
Noninterest expense:
Salaries and employee benefits	$10,922	$9,816	11.3%
Furniture and equipment	1,294	1,154	12.1%
Net occupancy expense	1,101	1,016	8.4%
Information services expense	605	576	5.1%
Business development and staff related	586	437	34.2%
Advertising and public relations	486	694	-30.0%
Professional Fees	379	381	-0.3%
Regulatory Fees	323	252	28.3%
Other loan expense	282	219	29.0%
Bankcard services	250	206	21.0%
Property and sales tax	220	126	74.1%
Amortization	213	199	6.9%
Retail Products	190	146	30.4%
Insurance	77	85	-9.1%
Total Donations	67	69	-2.8%
Other	1,582	994	59.2%
Total noninterest expense	$18,577	$16,369	13.5%

Notes:
(1) Loan data excludes mortgage loans held for sale.